Exhibit 10.2

Bingham McCutchen

One State Street

Hartford, CT 06103-3178

860-240-2700

860-240-2800 Fax

bingham.com

Anthony J. Smits

Direct Phone:	(860) 240-2719
Direct Fax:	(860) 240-2545

anthony.smits@bingham.com

March 24, 2005

Via Email

Scotia Pacific Company LLC

125 Main Street, 2nd Floor

Scotia, CA 95565

Attention: Robert E. Manne, President & CEO

Re:	Scotia Pacific Company LLC (the "Company")

6.55% Series B Class A-1 Timber Collateralized Notes due 2028, 7.11% Series B Class A-2 Timber Collateralized Notes due 2028 and 7.71% Series B Class A-3 Timber Collateralized Notes due 2028 (collectively, the "Timber Notes")

Dear Sir:

Bingham McCutchen LLP ("Bingham McCutchen" or "we", or "us") has been requested by an informal committee (as constituted from time to time, the "Committee") of certain unaffiliated investors who hold Timber Notes to represent the Committee in connection with a possible financial restructuring of the Company. As of the date hereof, members of the Committee have represented to us in good faith the dollar amount of their individual holdings, which we are not authorized to disclose on an individual basis. However, we are authorized to disclose the aggregate holdings of the members of the Committee. Based on the representations we have received, the Committee members hold, in the aggregate, approximately 50% of the outstanding principal amount of the Timber Notes not held by the Company. The individual members of the Committee as of the date hereof (but not their holdings) are set forth on Schedule A hereto. Bingham McCutchen agrees to promptly advise the Company, as soon as Bingham McCutchen becomes aware, of any change (i) in the aggregate holdings of the members of the Committee, or (ii) in the members of the Committee.

The purpose of this letter (the "Fee Agreement") is: (i) to set forth the scope of the engagement of Bingham McCutchen; (ii) to set forth the financial arrangements between us and the Company governing our engagement, and

(iii) to confirm the Company's acknowledgment of such financial arrangements. The specific financial arrangements are as follows:

1.                 Scope of Engagement. Bingham McCutchen has been retained by the Committee to act as counsel to the Committee in connection with the Company's present financial situation and restructuring efforts (the "Engagement"). We understand that, in accordance, with the terms hereof, the Company agrees to pay Bingham McCutchen's reasonable fees, costs, and disbursements incurred in rendering services in connection with the Engagement. The Company expressly agrees and acknowledges that the Committee shall be the exclusive client of Bingham McCutchen in connection with the Engagement, and nothing herein shall be deemed to constitute a waiver of any and all applicable privileges and rights of confidentiality as between Bingham McCutchen and the Committee. This Fee Agreement is subject to the Company's and Bingham McCutchen's continuing compliance with all of the terms of this Engagement.

2.                 Fees. Our billing practice is to charge for our services based primarily on the amount of time devoted to a matter at the then-prevailing hourly rates for the particular professionals involved. The current hourly billing rates for attorneys and paralegals of Bingham McCutchen who may work on this matter are as follows:

Partners/Counsel	$355 to $785
Associates	$200 to $510
Paralegals	$95 to $300

It is presently anticipated that Evan D. Flaschen, a partner of Bingham McCutchen whose current hourly billing rate is $775, will lead this assignment, together with assistance from partners Peter H. Carson whose current hourly billing rate is $605, Edward L. Strohbehn, Jr., whose current hourly billing rate is $525, and Anthony J. Smits whose current hourly billing rate is $600, together with other attorneys and paralegals as appropriate.

Please note that hourly billing rates are reviewed and adjusted periodically by Bingham McCutchen and new rates will be implemented immediately after they are adopted and would apply to services rendered on and after the effective date of the new rates.

3.                 Disbursements. The performance of legal services involves costs and expenses that are either paid for directly or are reimbursed to us if we pay these costs and expenses ourselves. We understand that the Company has agreed to pay or reimburse (as the case may be) our reasonable out-of-pocket costs and expenses. In the normal course of our work, we will bill the Company for routine and smaller expense items, such as filing fees, computerized research, overnight courier services, long distance telephone charges, copying charges, fax charges, recording fees, court fees, and field expenses (e.g., airfare, mileage, meals, parking, lodging, etc.). In circumstances involving any extraordinary expenditure involving outside vendors (e.g., depositions, travel expenses, etc.), or extended field expenses, we may require that the Company advance those sums to us before we expend them or we may require that the Company directly reimburse the vendor.

4.                 Fee Reserve. As soon as reasonably practicable after the signing of this letter, the Company shall pay to Bingham McCutchen a fee reserve in the amount of $250,000 on account of amounts to be charged by us under this arrangement. Any amounts past due shall be deducted from this fee reserve and you shall insure that the fee reserve is replenished to its full amount as soon as reasonably practicable thereafter. If the Company is not in compliance with this letter, we may at any time apply the entire reserve against our fees and expenses (whether or not yet billed, provided that we will promptly deliver a statement that reconciles any application of the reserve against actual fees and expenses). Any part of the reserve so applied will be promptly replenished by the Company so that at all times the amount of the reserve shall be no less than $250,000.

5.                 Periodic Statements and Payment Terms. Our practice is to send a periodic statement for services rendered during the previous period and disbursements incurred for a client's account during such period. Such periodic statements will generally include descriptions of the work performed and time associated with each task, however, such periodic statements may be redacted from time to time to preserve applicable privileges and rights of confidentiality. We will use our best efforts to bill the Company no less frequently than monthly (and we may bill bi-weekly or weekly), but the failure to send a monthly bill shall not affect the Company's obligations hereunder to pay our fees and expenses. Each statement will be promptly payable upon receipt, but in any event, not later than 14 days after receipt. Nothing contained in such periodic statements, or in any communication between or among Bingham McCutchen, the Committee or the Company, shall constitute a waiver of any applicable privilege or right of confidentiality relating to the Engagement.

6.                 Retention of Financial Advisor. Bingham McCutchen intends to retain a financial advisor for the purpose of assisting us in the Engagement. It is expected that the Company will enter into a separate engagement agreement with such financial advisor, which agreement will (i) define the scope of the financial advisor's services as may reasonably be agreed, and (ii) provide that the Company will reimburse such financial advisor directly for services rendered and reasonable expenses incurred in connection with the Engagement. Notwithstanding the foregoing, (i) the financial advisor will be retained solely by Bingham McCutchen for the benefit of the Committee and there will be no client relationship between the financial advisor and the Company, and (ii) the Company's obligation to pay, or liability for, the fees, costs, and expenses of the financial advisor shall be subject to and contingent upon the execution by Bingham McCutchen, the

Company, and such financial advisor of a mutually agreeable engagement agreement.

7.                 Governing Law. This Fee Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof.

If the Company has any questions regarding the provisions of this Fee Agreement, we invite your inquiries. In the event that any matter relating to the Fee Agreement, our periodic statements or the Engagement is in any way unclear or appears unsatisfactory, we encourage and invite the Company's inquiry. This Engagement is terminable at will by either party at any time. Please note that although this Fee Agreement is dated March 24, 2005, the Company acknowledges that it will pay the fees and expenses of Bingham McCutchen incurred prior to such date reasonably incurred in connection with representing the Committee.

Upon the termination or other completion of this Fee Agreement, the Company shall pay all of Bingham McCutchen's fees through such termination or completion date. Upon the receipt of such final payment, Bingham McCutchen will promptly return to the Company the unused amount of the fee reserve, if any.

The Company is respectfully requested to acknowledge its agreement to the foregoing terms of this Fee Agreement by counter-executing a copy of this Fee Agreement in the space provided below and returning the same as soon as possible to the undersigned. The Company is also requested promptly to wire transfer to us the $250,000 fee reserve described in paragraph 4, addressed as follows:

Wire to:	Sovereign Bank New England

90 State House Square, Hartford, CT 06103

ABA No.:	011-075-150
Acct. Name:	Bingham McCutchen
Credit Account No.:	502 000 13097
Reference:	3003100-313449 EDF

Thank you.

BINGHAM McCUTCHEN LLP

By: /s/Anthony J. Smits

Anthony J. Smits

ACKNOWLEDGED AND AGREED:

SCOTIA PACIFIC COMPANY LLC

By: /s/Gary L. Clark

Name:  Gary L. Clark

Title: VP Finance & CFO

Schedule A

AEGON USA Investment Management, LLC

Beal Portfolio Management

Capital Research and Management Company

Credit Suisse First Boston

Delaware Investments

Genworth Financial, Inc.

Ohio National Life Insurance Company

CTDOCS/1623152.2